EXHIBIT 99.4

                            ARTICLES OF ORGANIZATION
                                       OF
                               ESSEX HOTELS II LLC
             UNDER SECTION 203 OF THE LIMITED LIABILITY COMPANY LAW



         The undersigned, for the purpose of forming a limited liability company pursuant to Section 203 of the New York Limited Liability Company Law, hereby certifies:

         1. The name of the limited liability company is ESSEX HOTELS II LLC (the "Company").

         2. The office of the Company shall be located in the County of Monroe, State of New York.

         3. The Company is not to have a specific date of dissolution in addition to the events of dissolution set forth in Section 701 of the New York Limited Liability Company Law.

         4. The Secretary of State of the State of New York is hereby designated as the agent of the Company upon whom process in any action or proceeding against it may be served and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Company which may be served upon him is: 100 Corporate Woods, Rochester, New York 14623.

         5.  The Company shall be managed by one or more members.

         6. The Company is organized solely to act as the managing member of Erie Hotel LLC and to manage the business and affairs of that company pursuant to the Operating Agreement of Erie Hotel LLC, as such agreement may be amended, and to do any and all things necessary, convenient or incidental to that purpose.

         IN WITNESS WHEREOF, I have signed these Articles of Organization this 24th day of June, 1997 and hereby affirm the truth of the statements contained herein under penalties of perjury.



                                       /S/ AMY C. ABBINK

                                       Amy C. Abbink
                                       Organizer